                                                                  EXHIBIT 10.2.3

                                      *** TEXT OMITTED AND FILED SEPARATELY
                                          CONFIDENTIAL TREATMENT REQUESTED
                                          UNDER 17 C.F.R. SECTIONS 200.80(b)(4)
                                          and 230.406

(DELPHI LOGO)

                                                                     May 6, 2004

Mr. Marc Eisenberg
Stellar
21700 Atlantic Boulevard
Dulles, Virginia 20166

Subject: QUOTATION - D-2500 and D-Lite

Dear Mr. Eisenberg,

Delphi Corporation is extremely excited about the opportunity you have brought to us. We believe the Stellar low cost 2-way data communication system will allow many new markets to afford asset-tracking capabilities on their products.

The pricing is volume based from SOP thru Jan. 1, 2007 with the exception that the CY2007 pricing will become effective as soon as new, custom integrated circuit design is available and validated, but no later than Jan. 1, 2007. If production volumes exceed 220,000 units of D-2500 or 120,000 units of D-Lite prior to Jan. 1, 2007, a new price can be negotiated.

  Calendar Year              Gen 1         2007    2008
------------------      --------------   -------  -------
Volume:  D-2500          [***]    [***]    [***]   [***]

    Price (USD)         $[***]   $[***]   $[***]  $[***]

Tooling recoupment
per unit for D-2500
volume shortages        $[***]   $[***]   $[***]  $[***]

Volume:  D-Lite          [***]    [***]    [***]   [***]

    Price (USD)         $[***]   $[***]   $[***]  $[***]


Non-Recurring Engineering Fee (NRE): $[***]

          The pricing in CY2007 and CY2008 will require Delphi E & S to source a custom integrated circuit. Delphi E & S is willing to discuss a payment schedule that will defer initial payment of the fee to Jan. 1, 2005. In case of cancellation of program by Stellar, Stellar will be responsible for 50% of Delphi's investment up to the date of cancellation.

Timing:

          Delphi E & S continues to commit to a 1st quarter Start of Production
          (SOP) date, March 31, 2005 at the latest. Delphi E & S will continue to make efforts to have the earliest SOP feasible.

Delphi Penalty for Missing SOP:

Delphi is willing to accept a penalty clause to this agreement, not to exceed $[***] per month. We would request that this clause can be renegotiated if, during the upcoming requirements definition workshop, a major, unanticipated requirement is exposed that could significantly affect our SOP commitment.

Beta Units:

          Delphi E & S shall deliver up to 200 D-2500 and 100 D-Lite for testing and installation no later than Dec. 1, 2004. Stellar understands that these parts are unvalidated and no claims can be submitted to Delphi E & S concerning functionality. The price of these Beta units will be 2X 1st year production pricing.

This quote is valid for a period of thirty (30) days from the date of this letter. Please notify me in writing regarding your acceptance and intent to source these parts.

Delphi Delco's Terms and Conditions of Sale are attached and considered as part of this quote.

If you have any questions, please don't hesitate to contact me at the number below.

Thank you for this business opportunity!

May 6, 2004

DELPHI ELECTRONICS AND SAFETY SYSTEMS      STELLAR SATELLITE COMMUNICATIONS LTD.


By: /s/ Robert W. Schumacher               By: /s/ Steven F. Mazun
    ---------------------------------          ---------------------------------
Name: Robert W. Schumacher                 Name: Steven F. Mazun
Title: Business Line Executive, Wireless   Title: General Manager

(DELPHI AUTOMOTIVE SYSTEMS LOGO)

                          TERMS AND CONDITIONS OF SALE

Delphi Delco Electronics Systems ("Seller") agrees to sell to you ("Buyer") its products and/or services according to the following terms and conditions.

Unless Seller agrees otherwise in writing, any order submitted by Buyer will only be accepted if it is in writing and with the understanding that Seller's products are being supplied pursuant to the following terms and conditions and Seller rejects all additional or different terms, however proposed by Buyer.

1. ORDER OF PRODUCTS. Unless Seller agrees otherwise in writing, Buyer shall place firm orders with Seller covering an eight (8) week period at least sixty (60) calendar days prior to the requested date of shipment. Each firm order submitted by Buyer shall include a non-binding forecast of Buyer's expected orders for an eight (8) week period beyond the firm order. Buyer shall also provide Seller with an estimated annual usage of the purchased products.

2. ACCEPTANCE OF FIRM ORDERS. Should Seller be unable to meet Buyer's delivery schedule or quantity requirements or otherwise be unable to accept a firm order, Seller shall notify the Buyer in writing. Any firm order for products and/or services can only be canceled, terminated or modified by Buyer, with Seller's written consent and shall be subject to cancellation charges.

3. PRICES. Unless otherwise agreed in writing, prices for products identified under a firm order shall remain effective for the period covered by the firm order. Any different or additional products will be billed at the price prevailing at the time of shipment. If there is any delay in completion or shipment of an order due to any change requested by Buyer or as a result of any delay on Buyer's part in furnishing information required for completion or shipment of the order, the price for products is subject to change. There will be added to the quoted price any sales or other tax or duty which Seller may be required to collect or pay upon the sale of products.

4. PAYMENT. Following each shipment of products and/or services, Seller shall submit invoices to Buyer stating amounts due. Payment for each shipment of products shall be made by Buyer in U.S. dollars.

     Payments for U.S. and Canadian sales are made, according to terms: net twentieth prox. (payment for product shipped during a calendar month shall be received by the twentieth of the following month), at the following address:

USD Currency Check                USD Currency Wire Transfer
Delphi Delco Electronics Systesm  Chase Manhattan Bank, N.A.
c/o Bank One N.A.                 4 Chase Metrotech Center - 8 th Floor
P O Box 93268                     Brooklyn, New York 11245
Chicago, Illinois 60673           Account Name: Delphi Delco Electronics Systems
                                  Account No. 910-2-640233
                                  Swift Code: CHASUS33
                                  ABA Routing No. 021000021
                                  In Favor Of: Delpi Delco Electronics Systems

Seller may, at any time, suspend performance of any order or require payment in cash, security, or other adequate assurance satisfactory to Seller, when in Seller's reasonable opinion, the financial condition of the Buyer or other reasonable grounds for insecurity warrant such action.

5. SHIPMENT AND PACKING. All products shall be sold f.o.b. Seller's factory unless otherwise agreed to in writing. Title and risk of loss shall pass to Buyer upon delivery to the carrier at Seller's factory. Delivery dates indicated on quotations are approximate only. Buyer shall be responsible for arranging and paying for shipment of products from Seller's factory, together with insurance, duties, taxes, inspection fees and all other costs associated with shipment. It shall be the Buyer's Freight Forwarder's responsibility to provide Buyer with all details for shipment of Products.

     Seller shall pack and mark the products according to its standard procedures for domestic and/or export shipment.

(DELPHI AUTOMOTIVE SYSTEMS LOGO)

6. WARRANTY. All products sold by Seller are warranted to conform to drawings and specifications mutually agreed upon in writing and to be free from defects in material and workmanship under normal use and service for the time period the products are at Buyer's factory until 12 months after the product has been activated, but in no case longer than fifteen (15) months from the date of delivery of the product to Buyer. Seller's sole obligation, and Buyer's exclusive remedy, under this warranty is for Seller to repair or replace or refund Buyer's purchase price for any part of the product which fails to meet the foregoing warranty. At Seller's option, Buyer shall return to a Seller plant location or repair center designated by Seller during the warranty period any product for which a claim is made, at Seller's cost, with a written explanation of any claimed failure.

     The provisions of this warranty shall not apply to products (i) used for purposes for which they are not designed or intended; (ii) which have been repaired or altered without Seller's prior written consent; (iii) which have been subjected to misuse, negligence, accident or improper maintenance or installation; or (iv) which, based on Seller's examination, do not disclose to Seller's satisfaction nonconformance to the warranty.

     REPAIR HANDLING. Out-of-warranty Products returned to Seller for repair shall be shipped by Buyer to an authorized repair facility identified by Vendor from time to time freight paid by and at Purchaser's risk. RMA's should be shipped in lots and will be repaired within 15 business days of receipt by the repair facility. Returns shall be in original packaging, if possible, and in any event shall be packaged appropriately for safe shipment.

     WARRANTY REPAIRS OR REPLACEMENT. Seller shall repair or replace all Product under warranty (at Seller's option) within thirty (30) business days of receipt thereof from Buyer or Buyer's customer. Vendor shall be responsible for all costs and expenses relating to repair or replacement of Products under warranty, and for return shipment of the repaired or replacement Product.

     EPIDEMIC FAILURE. An epidemic failure is defined as more than one percent (1%) of a Shipping Lot exhibiting the same failure resulting from the same root cause. In the event of Epidemic Failure, Seller will be responsible for correcting such Epidemic Failure, which may include the support of retrieving of units impacted by such Epidemic Failure. Seller shall make any reasonable effort to correct the failure in the most expeditious manner. Seller shall supply initial 5 phase corrective action within 5 business days. Seller will supply root cause analysis and irreversible corrective action within 30 days of affective units being delivered to Seller's factory or selected repair facility.

     NO OTHER WARRANTIES, EXPRESS OR IMPLIED, ARE MADE WITH RESPECT TO THE PRODUCTS INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

7. LIMITATION OF LIABILITY. IN NO EVENT SHALL SELLER BE LIABLE FOR SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING, BUT NOT LIMITED TO, LOSS OF PROFITS, LOSS OF REVENUE, LOSS OF USE OF THE PRODUCTS OR OTHER EQUIPMENT, DOWNTIME COSTS OR CLAIM OF BUYER'S CUSTOMERS, WHETHER BASED ON CONTRACT, TORT (INCLUDING STRICT LIABILITY, PATENT OR COPYRIGHT INFRINGEMENT, OR NEGLIGENCE) OR OTHERWISE, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

8. PRODUCT CHANGES AND DISCONTINUANCE. Seller agrees to notify Buyer of any changes in the form, fit, or function of design or specifications of the products, any change in manufacturing location, or of any decision to discontinue products at the earliest possible time.

     If Buyer desires product changes, Buyer shall submit a written request to Seller for consideration. Within a reasonable period thereafter, but under no case not longer than 30 days after such request has been submitted, Seller shall notify Buyer of its acceptance or rejection of the proposal. If accepted, Seller shall provide Buyer with its charges for the product and tool change with a proposed implementation date.

9. PATENTS. Up to the value of the products/services ordered, Seller will indemnify Buyer against any claim that any article itself, furnished hereunder, directly infringes a U.S. patent or copyright, provided that Seller is notified promptly and in writing of the suit; provided, however, that if the products sold hereunder are to be prepared or manufactured according to Buyer's specifications, Buyer shall indemnify Seller against any claims or liability for patent or trademark infringement on account of such preparation or manufacture. Seller's indemnity does not extend to any suit based upon any infringement or alleged infringement of any patent or copyright by the combination of any article furnished by Seller with other elements if such infringement would be avoided by the use of the article alone. The foregoing states the entire liability of Seller for patent or copyright infringement.

(DELPHI AUTOMOTIVE SYSTEMS LOGO)

10. TECHNICAL INFORMATION. Neither Buyer nor Seller shall assert any claim against the other with respect to any technical information which has been or may hereafter be disclosed to such other in connection with the sale of product hereunder, except claims for patent infringement or claims under a separate written agreement between the parties.

11. CANCELLATION OF AGREEMENT. Either party may cancel this Agreement without liability to the other party if the other party:

          (a) materially breaches this Agreement and does not correct such breach within ten (10) days after receipt of written notice from the notifying party specifying such breach;

          (b) becomes insolvent, or enters bankruptcy, receivership, liquidation, dissolution or similar proceeding, provided such event is not vacated or nullified within fifteen (15) days of such event; or

          (c) a significant portion of the assets of the other party necessary for the conduct of its business becomes subject to attachment, embargo or expropriation.

12. FORCE MAJEURE. Any delay or failure of Seller to perform its obligations hereunder shall be excused to the extent that it is caused by an event or occurrence beyond its reasonable control such as, by way of example and not by way of limitation, acts of God, actions by any governmental authority (whether valid or invalid), fires, floods, windstorms, explosions, riots, natural disasters, wars, sabotage, labor problems (including lockouts, strikes, and slowdowns) at Seller's facility, its source plant or suppliers, inability to obtain power, material, labor, equipment, or transportation, or court injunction or order.

13. GOVERNMENT APPROVALS. Seller and Buyer, respectively, shall be responsible for compliance with and for the obtaining of such approvals and/or permits as may be required under national, state, and local laws, ordinances, regulations, and rules as may be applicable to the performance of their respective responsibilities and obligations under these Terms of Sale.

14. GOVERNING LAW. These terms of sale shall be governed by and construed according to the laws of the State of New York as such laws are applied to contracts between residents of the State of New York to be performed entirely within such state, specifically excluding application of the U.N. Convention on Contracts for International Sale of Goods.

     For sales to a Buyer located outside the U.S. and Canada, the parties shall meet and negotiate in good faith to settle any allegation of breach or question of interpretation relating to these terms. If parties are unable to settle the matter within thirty (30) days after their first meeting, then upon the demand of either party, the matter shall be submitted to binding arbitration in accordance with the Rules of Conciliation and Arbitration of the International Chamber of Commerce. The arbitration proceeding shall take place in Kokomo, Indiana, U.S.A., and shall be conducted in the English language. The arbitration tribunal shall consist of three (3) members, one (1) appointed by each party and the third appointed by the first two members. The arbitration tribunal shall resolve the questions submitted, award the relief to which each party may be entitled, and allocate the costs of arbitration. The arbitration award shall be final, binding on the parties, not subject to appeal, and enforceable by any court having jurisdiction over the necessary party or its assets.

15. AMENDMENTS. These terms of sale, when accepted, supersede all previous agreements, oral or written, between Buyer and Seller with respect to the subject matter hereof. No amendment or modification to these terms of sale shall be binding upon either party unless it is in writing and is signed by both parties.

16. SEVERABILITY. If any provision of these terms of sale shall be held to be invalid, illegal, or unenforceable under any statute, regulation, ordinance, executive order, or other rule of law, that provision shall be deemed severed to the extent necessary to comply with such statute, regulation, ordinance, order, or rule. The remaining provisions hereof shall remain in effect.

17. ASSIGNMENT. Neither party may assign any of its rights or delegate any of its obligations under these Terms of Sale without first obtaining the written consent of the other party; provided, however, Seller shall have the right to assign its rights or delegate its duties to Delphi Automotive Systems ("Delphi") or a direct or indirect wholly-owned subsidiary of Delphi, by providing written notice to the Buyer and Buyer shall have the right to assign its rights or delegate its duties to Orbcomm LLC. or any of its legal affiliates.

18. LANGUAGE. These terms of sale are prepared and shall be executed in the English language. Any translation of these terms into another language shall be strictly for convenience, and the English language shall govern any question with respect to interpretation.